Exhibit 10.1

THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT (the “Amendment”) is entered into by and between HEALTHSTREAM, INC., a Tennessee corporation (the “Borrower”), and TRUIST BANK, a North Carolina banking corporation, as successor by merger to SUNTRUST BANK, a Georgia banking corporation, in its capacity as Administrative Agent, as the Issuing Bank, as the Swingline Lender, and as a Lender (the “Administrative Agent”), dated this 28th day of October, 2020.

RECITALS:

A.Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender, and SunTrust Bank (as a Lender) previously entered into that certain Revolving Credit Agreement dated November 24, 2014, as amended by that certain First Amendment to Revolving Credit Agreement dated November 13, 2017, and as further amended by that certain Second Agreement to Revolving Credit Agreement dated December 31, 2018 (the “Credit Agreement”).  Capitalized terms used in this Amendment but not otherwise defined in this Amendment shall have the meanings set forth in the Credit Agreement.

B.Borrower has requested that Administrative Agent modify certain terms pertaining to the indebtedness underlying the Credit Agreement.

C.	The Administrative Agent is willing to enter into the requested modifications, on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Borrower and the Administrative Agent agree as follows:

1.The definition of “Adjusted LIBO Rate” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Adjusted LIBO Rate” or “LIBOR” means, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person taking over the administration of that rate) appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period for deposit in U.S. Dollars, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that in the event the rate referred to in clause (i) above shall be less than fifty basis points (0.50%) per annum, then the Borrower and Administrative Agent agree that the rate referred to in clause (i) above shall be deemed to be fifty basis points (0.50%) per annum; provided, further, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the Adjusted LIBO Rate shall be determined pursuant to Section 2.16 herein.

2.The definition of “Aggregate Revolving Commitment Amount” in Section 1.1 of the Credit Agreement is hereby amended by substituting “$65,000,000.00” in place of the reference to “$50,000,000.00” therein.

3.The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended by substituting “$45,000,000.00” in place of the reference to “$30,000,000” therein.

4.The definition of “Revolving Commitment Termination Date” in Section 1.1 of the Credit Agreement is hereby amended by substituting “October 28, 2023” in place of the reference to “November 24, 2020” therein.

5.The following definitions are added to Section 1.1 of the Credit Agreement:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include, without limitation, Term SOFR or a rate established from a weighted average of rates over a particular time period) selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. Dollar-denominated syndicated or bilateral credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Addendum.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Base Rate,” the definition of “Interest

Period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Addendum).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to LIBOR:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a)a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent by notice to Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.16(b), and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.16(b).

“Early Opt-in Election” means the occurrence of:

(a)a determination by Administrative Agent that at least 5 currently outstanding U.S. Dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and

(b)the joint election by Administrative Agent and the Borrower to declare that an Early Opt-in Election has occurred and the provision by Administrative Agent of written notice of such election to Borrower.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

6.Section 2.14(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent, including without limitation, an up-front fee payable by Borrower on the date hereof equal to 0.20% of the amount of the Aggregate Revolving Commitment Amount.

7.Sections 2.16 and 2.17 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

2.16Inability to Determine Interest Rates.

If, on a particular date (the “Determination Date”) prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i)the Administrative Agent shall have reasonably determined, in its sole discretion, that, by reason of circumstances affecting the relevant interbank market, it cannot make, fund, or maintain a loan based upon the Adjusted LIBO Rate (provided a Benchmark Transition Event has not occurred) or the Benchmark Replacement, as applicable, for any reason, including without limitation illegality or the inability to ascertain or determine said rate on the basis provided for herein, or

(ii)the Administrative Agent shall have received notice from the Required Lenders that the Required Lenders have reasonably determined that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or a Notice of has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

In the event Administrative Agent determines that the circumstances giving rise to a notice pursuant to this Section have ended, the Administrative Agent shall provide notice of same at which time the interest rate will revert to the prior rate based upon the Adjusted LIBO Rate (provided a Benchmark Transition Event has not occurred) or the Benchmark Replacement, as applicable, plus the Margin.

(b)Effect of Benchmark Transition Event

(i)Benchmark Replacement.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent may amend this Agreement to replace the Adjusted LIBO Rate with a Benchmark Replacement.  Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has provided notice in accordance with Section 2.16.(b)(iii) to Borrower without any further action or consent of Borrower.  No replacement of the Adjusted LIBO Rate with a Benchmark Replacement pursuant to this Section 2.16(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(iii)Notices; Standards for Decisions and Determinations.  Administrative Agent will promptly notify Borrower of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effective date of any Benchmark Replacement Conforming Changes, and (4) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by Administrative Agent pursuant to this Section 2.16(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Administrative Agent’s sole discretion and without consent of Borrower, except as expressly required pursuant to this Section 2.16.

(iv)Benchmark Unavailability Period.  Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the obligation of Administrative Agent or Lender(s) to make any advance or convert any loan based upon the Adjusted LIBO Rate shall cease, and Borrower may revoke any request for such an advance or request for conversion to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for an advance at or conversion to the Base Rate and the outstanding balance shall accrue interest at the Base Rate.

2.17[Reserved.]

8.Subsection 7.4(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(h)Investments in Persons that are not Subsidiaries which in the aggregate do not exceed $20,000,000.00 at any time; and

9.Subsection 7.5(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii) dividends, stock repurchases, and redemptions paid on the common equity of the Borrower; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time such dividend or distribution is paid or would occur as a result of such payment; (b) the aggregate amount of all such Restricted Payments made by the Borrower during the effectiveness of this Agreement does not exceed $65,000,000.00; (c) after giving effect to any such Restricted Payments, the Borrower’s pro forma Leverage Ratio shall be 1.50:1.00 or less and Borrower shall otherwise be in compliance with the covenants required by Article VI; (d) after giving effect to any such Restricted Payments, Borrower would have and does have a minimum liquidity of $30,000,000.00, as reflected in an aggregate of: (i) Borrower’s cash-on-hand, and (ii) the Revolving Commitment less the aggregate Revolving Credit Exposure for all Lenders; and (e) a Responsible Officer of Borrower shall have provided Administrative Agent with a written certification that the foregoing conditions have been satisfied; and

10.The address of the “Borrower” in Section 10.1 of the Credit Agreement is hereby amended and restated as set forth below:

To the Borrower:Healthstream, Inc.

500 11th Avenue North, Suite 1000

Nashville, Tennessee 37203

Attention: Chief Financial Officer

Telecopy Number: 615-301-3200

11.Borrower acknowledges that Truist Bank, a North Carolina banking corporation, is the successor by merger to SunTrust Bank, and accordingly, has assumed the roles of SunTrust Bank as the Administrative Agent, as the Issuing Bank, as the Swingline Lender, and as a Lender, under the Credit Agreement.  All references in the Credit Agreement, as amended herein, to

SunTrust Bank or to any of its aforementioned roles shall be construed to refer to Truist Bank, a North Carolina banking corporation, as successor by merger to SunTrust Bank.

12.Schedule I to the Credit Agreement is amended and restated as set forth in Schedule I hereto.

13.Schedule II to the Credit Agreement is amended and restated as set forth in Schedule II hereto.

14.The Credit Agreement is not amended in any other respect.

15.Nothing contained herein shall be construed as a waiver or release of any term or obligation of Borrower or any other party under the Credit Agreement.

16.This Amendment is intended to be performed in accordance with and to the extent permitted by all applicable laws, ordinances, rules and regulations.  If any provision of this Amendment, or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Amendment and the application of such provision to other persons or circumstances, shall not be affected thereby but rather shall be enforced to the fullest extent permitted by law. This Amendment may be executed in more than one counterpart, all of which, taken together, shall constitute one and the same instrument.  The executed Amendment may be sent via e-mail, via PDF or via facsimile.  Facsimile or electronic signatures shall be deemed valid and binding to the same extent as an original signature.

17.The Borrower reaffirms all of its obligations under the Credit Agreement, as amended hereby, and under all of the other Loan Documents.  The Borrower agrees that its obligations thereunder are its true and lawful obligations, enforceable in accordance with their terms, subject to no defense, counterclaim, or objection.

[Remainder of page left blank. Signature pages follow.]

[COUNTERPART SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT]

ENTERED INTO as of the date first above written.

HEALTHSTREAM, INC.

By: /s/ Scott A. Roberts
Name:Scott A. Roberts

Title:Chief Financial Officer
and Senior Vice President

STATE OF TENNESSEE)
)
county of Davidson)

Before me, Tara D. Martin, a Notary Public of said County and State, personally appeared Scott A. Roberts, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself  to be Chief Financial Officer and Senior Vice President (or other officer authorized to execute the instrument) of HEALTHSTREAM, INC., a Tennessee corporation, the within named bargainor, a corporation, and that he as such Chief Financial Officer and Senior Vice President executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Chief Financial Officer and Senior Vice President.

Witness my hand and official seal, at Office in Nashville, this 20th day of October, 2020.

/s/ Tara D. Martin

Notary Public

My Commission Expires: November 8, 2022

[COUNTERPART SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT]

TRUIST BANK, successor by merger to SunTrust Bank, as the Administrative Agent, as the Issuing Bank, as the Swingline Lender, and as a Lender

By:/s/ Locksley Randle

Locksley Randle, Vice President

SCHEDULE I

Applicable Margin and Applicable Percentage

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee (through 12/31/2020)	Applicable Percentage for Commitment Fee (1/1/2021 to maturity)
I	Less than 2.00:1.00	1.50% per annum	0.50% per annum	0.10% per annum	0.20% per annum
II	Greater than or equal to 2.00:1.00	1.75% per annum	0.75% per annum	0.10% per annum	0.30% per annum

SCHEDULE II

Commitment Amounts

Lender	Revolving Commitment Amount
Truist Bank	$65,000,000.00